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ALKERMES PLC
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© 2023 Alkermes. All rights reserved. Correcting ISS’ Flawed Financial Analysis June 2023

Correcting Inaccuracies in ISS' Financial Analysis

Financial Metrics	ISS Flawed Analysis[1]	Alkermes Correct Financial Analysis *[1]
Revenue	× "From the end of 2020 to the end of 2022, **revenue grew at a 3.5 percent CAGR**, below the 10.6 percent CAGR for COGS and the 6.0 percent CAGR for SG&A. The relatively slower revenue growth is reflected in the 2.4 percentage point decline in gross margin from 2020 to 2022." × "Based on data from Bloomberg, **the company's revenue has grown at a compound annual rate of 4.2 percent over the past five years**, below both the 7.1 percent growth rate in cost of goods sold and the 7.5 percent growth rate in selling, general, and administrative expenses."	✓ Alkermes 2020 – 2022 **revenue CAGR was 12.1%** ✓ Alkermes last five years (2017 – 2022) **revenue CAGR was 7.6%** ✓ Alkermes' **revenue growth rate exceeded that of COGS and SG&A** between 2020 – 2022 and over the last five years (2017 – 2022)
SG&A	× "Lingering issues, such as the company's inability to rein in SG&A, heighten concerns about the durability of these improvements." × "Based on data from Bloomberg, ALKS has consistently expended a higher percentage of revenue **on SG&A (which includes R&D spending)** relative to the median of its peers. In the time since the company introduced its Value Enhancement Plan, **SG&A as a percent of sales has increased from 46.7 percent to 56.7 percent"**	✓ Modest increase in SG&A spend since 2020 reflects **focused investment in the launch of LYBALVI®** ✓ **SG&A does not include R&D spending** ✓ Since the company introduced its Value Enhancement Plan in December 2020, **SG&A as a percentage of sales has decreased from 51.9% to 46.4%**
Gross Margin	× "The relatively slower growth of revenue, compared to COGS and SG&A, is reflected in the 2.5 percentage point decline in gross margin over the past five years."	✓ Alkermes **gross margin has been flat at ~83%** in the past five years (2017 – 2022) despite greater percentage contributions from proprietary commercial product revenues
Profitability	× "The failure to deliver profitability is a sign that the company has not done enough to regain shareholders' trust."	✓ Between 2019, the year before Alkermes established its Value Enhancement Plan, and 2022, Alkermes improved its **GAAP operating profit by ~$227M, outpacing the ~$135M increase in revenues over that same period**, as a result of disciplined expense management ✓ The Financial Operating Committee of the Board oversees Alkermes' established profitability targets, **including NGNI margin of 25% and 30% for 2024 and 2025**, respectively

* 2022 revenue includes approximately $194M of back royalties that Janssen Pharmaceutica N.V. (Janssen) owed to Alkermes related to Janssen's 2022 net sales of certain products. In November 2021, Janssen partially terminated two license agreements with Alkermes. In April 2022, Alkermes commenced binding arbitration related to these partial terminations and to Janssen's nonpayment of royalties on U.S. sales of products developed during the terms of these agreements. In May 2023, Alkermes received a Final Award from the arbitration panel in which it ruled that Janssen may not continue to sell products developed during the term of the agreements without paying royalties to Alkermes related to such products, that the royalty term for each of the three- and six- month formulations of the long acting INVEGA® products expires in 2030, and that the royalty term for CABENUVA® expires in 2036. As of June 1, 2023, Janssen had paid Alkermes all back royalties owed for 2022 and reinstated payment of royalties for 2023.

[1] Abbrev: CAGR – Compound Annual Growth Rate; COGS –Cost of Goods Sold; SG&A – Selling, General, and Administrative; R&D – Research and Development; GAAP - Generally Accepted Accounting Principles; NGNI – Non GAAP Net Income.

Note Regarding Trademarks: The Company and its affiliates are the owners of various U.S. federal trademark registrations (®) and other trademarks (™), including LYBALVI® and the corresponding logos. INVEGA® is a registered trademark of Johnson & Johnson Company; CABENUVA® is a registered trademark of ViiV Healthcare UK (No.3) Limited.

Alkermes | 2
© 2023 Alkermes. All rights reserved.

© 2023 Alkermes. All rights reserved. 3 Alkermes Achieved Profitability in 2022 After Including Janssen Royalties Received on 2022 Net Sales 2019 2020 2021 2022 Significant Improvement in Expense to Revenue Ratio* 1 Improved SG&A Margin While Launching a New Product* 52% 48% 46% 30% 35% 40% 45% 50% 55% 2020 2021 2022 Total Expenses 1 / Total Revenues SG&A / Total Revenues 111% 102% 96% 100% • Launched a major product, LYBALVI, in 2021. Generated $96M of LYBALVI net sales in 2022 with only $54M increase in spend (compared to 2020 pre - launch levels), demonstrating efficient capital allocation and operating leverage • Grew proprietary revenue by $226M on a $67M increase in SG&A spending in 2022 (compared to 2020) • Achieved an operating profit of $52M in 2022 • ~$227M improvement in operating profit since 2019 outpaced ~$135M increase in revenues over that same period as a result of disciplined expense management $1,171 $1,174 $1,306 ($175) ($29) $52 Revenue Operating Profit (Loss) $M 115% $1,039 ($112) * 2022 revenue includes approximately $194M of back royalties that Janssen owed to Alkermes related to Janssen’s 2022 net sales of certain products. In November 2021, Janssen partially terminated two license agreements with Alkermes. In April 2022, Alkermes commenced bindin g a rbitration related to these partial terminations and to Janssen’s nonpayment of royalties on U.S. sales of products developed during the terms of these agreements. In May 2023, Alke rme s received a Final Award from the arbitration panel in which it ruled that Janssen may not continue to sell products develope d d uring the term of the agreements without paying royalties to Alkermes related to such products, that the royalty term for each of the three - and six - month formulations of the long - acting INVEGA products expires in 2030, and that the royalty term for CABENUVA expires in 2036. As of June 1, 2023, Janssen had paid Alkermes all back royaltie s o wed for 2022 and reinstated payment of royalties for 2023. 1 Total expenses comprises of Cost of Goods Sold, Research and Development, Selling, General and Administrative, Amortization o f I ntangible Assets and Restructuring Expenses.

Alkermes Has Demonstrated a Strong Financial Trajectory when Including Janssen Royalties on 2022 Net Sales

(In millions, except per share data)	Year Ended Dec. 31, 2017	Year Ended Dec. 31, 2018	Year Ended Dec. 31, 2019	Year Ended Dec. 31, 2020	Year Ended Dec. 31, 2021	Year Ended Dec. 31, 2022		2022 As Reported vs. Royalty Adj.	2017 – 2022 Royalty Adj.	2020 – 2022 Royalty Adj.
	As Reported	**As Reported**	**As Reported**	**As Reported**	**As Reported**	**As Reported**	**Adj. for Janssen Royalties***	**Δ**	**CAGR[1]**	**CAGR[1]**
Revenues	**$903**	**$1,094**	**$1,171**	**$1,039**	**$1,174**	**$ 1,112**	**$1,306**	**$194**	**7.6%**	**12.1%**
COGS[1]	155	176	180	178	197	218	218		7.1%	10.6%
Gross Margin	*83%*	*84%*	*85%*	*83%*	*83%*	*80%*	*83%*	*+3 pts*		
SG&A[1]	422	526	599	539	561	606	606		7.5%	6.0%
% of revenues	*47%*	*48%*	*51%*	*52%*	*48%*	*54%*	*46%*	*(8) pts*		
R&D[1]	413	425	513	395	407	394	394		(0.9%)	(0.1%)
% of revenues	*46%*	*39%*	*44%*	*38%*	*35%*	*35%*	*30%*	*(5) pts*		
Amortization of Intangible Assets	62	65	40	39	38	35	35			
Restructuring Expense	-	-	13	-	-	-	-	-		
Operating Profit (Loss)	**$(148)**	**$(99)**	**$(175)**	**$(112)**	**$(29)**	**$(142)**	**$52**	**$194**		
Operating Margin	*(16%)*	*(9%)*	*(15%)*	*(11%)*	*(2%)*	*(13%)*	*4%*	*+17 pts*		

- As previously reported, the company announced a favorable Final Award in its arbitration with Janssen that included approximately $194 million of back royalties related to 2022 net sales of certain Janssen products
- ISS, in its flawed analysis of the company's financials, failed to take into account these Janssen royalties when analyzing 2022, resulting in an inaccurate view of the company and its performance
- When properly reflecting these delayed royalties, Alkermes achieved an operating profit of $52M in 2022 and demonstrated a strong financial trajectory over recent historical periods

* 2022 revenue includes approximately $194M of back royalties that Janssen owed to Alkermes related to Janssen's 2022 net sales of certain products. In November 2021, Janssen partially terminated two license agreements with Alkermes. In April 2022, Alkermes commenced binding arbitration related to these partial terminations and to Janssen's nonpayment of royalties on U.S. sales of products developed during the terms of these agreements. In May 2023, Alkermes received a Final Award from the arbitration panel in which it ruled that Janssen may not continue to sell products developed during the term of the agreements without paying royalties to Alkermes related to such products, that the royalty term for each of the three- and six-month formulations of the long acting INVEGA products expires in 2030, and that the royalty term for CABENUVA expires in 2036. As of June 1, 2023, Janssen had paid Alkermes all back royalties owed for 2022 and reinstated payment of royalties for 2023.

[1] Abbrev: CAGR – Compound Annual Growth Rate; COGS –Cost of Goods Sold; SG&A – Selling, General, and Administrative; R&D – Research and Development.

Alkermes | 4
© 2023 Alkermes. All rights reserved.

© 2023 Alkermes. All rights reserved. © 2021 Alkermes. All rights reserved. © 2023 Alkermes. All rights reserved. www.alkermes.com